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                                                                   EXHIBIT 10.11



                              PROFIT SHARING PLAN
                           Effective January 1, 1987

PURPOSE: To reward salaried employees, other than the CEO, who have contributed to the Company's profits in excess of corporate standards for shareholder return, and to compensate salaried employees for unique contributions.

DEFINITIONS:Company Profits shall mean Net Operating Income after CEO Bonus
            (as hereinafter defined) for the period and shall exclude long term gains or losses from sale or disposition of assets, write up of long term liabilities, or other unusual gains or losses as are determined at the sole discretion of the CEO. The intent is to reward employees for profits generated from normal operations of the business.

            CEO Bonus -- Regardless of the amount of bonus paid to the CEO, the CEO bonus used for profit sharing shall be calculated as follows:
            [Net Operating Income - (January 1st N.W. x .22)] x .30 = Amount to be deducted from Net Operating Income for profit sharing calculations.

            Salaried Employees shall mean all employees paid under the salaried payroll as opposed to the hourly payroll.

            Net operating income shall be as per financial statements prepared by the corporation's accounting firm.

            Net Worth shall mean the net value of shareholders' equity which would include but not be limited to Capital Stock, paid in surplus, and Retained earnings less Treasury Stock.
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            Eligible Employee shall mean a full-time salaried employee, employed in a salaried position continuously from some time during the profit sharing year until June 15 of the following year except that approved leaves of absence shall not be considered as interruption of employment. Employees who are not employed due to disability or death at June 15 may be paid or their Estate paid all or a portion of their allocated profit sharing bonus as determined by the CEO at his/her sole discretion.

THE PLAN:   Twenty percent (20%) of the January 1st Net Worth is set aside from the Net Operating Income as adjusted per CEO Bonus caluclation for the period as a return on investment for the shareholders.  After the 20% return has been deducted from Net Operating Incomve (as adjusted per CEO bonus calculation) the resulting balance is multiplied by Thirty Percent (30%) and this resulting number becomes the profit sharing pool for the eligible employees.  Sixty Percent
            (60%) of this pool shall be allocated to each then eligible employee based upon his/her earnings exclusive of prior years profit sharing distribution, special awards or payments, retirement payments or other unusual or non-base pay compensation.  The balance of the pool
            (the Discretionary Pool) Forty Percent (40%) shall be
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            allocated by the CEO based upon his/her knowledge of special contributions to profits made by individual employees. The discretion of the CEO is final in this allocation and may not be contested in any manner by any employee. This does not exclude the CEO's right to consult with supervisory personnel for their input as to proper allocation of this Discretionary Pool. The distributions of profit sharing monies shall be made to all eligible employees on June 15th following the end of the corporate year for which such profit sharing has been earned. Any monies allocated to then eligible employees who are not eligible at date of distribution shall be credited back to the company and be included in operating income or may be set aside for profit sharing for the then current year at the sole discretion of the CEO.

INTERPRETATION:  Any debate or need to interpret the meaning of this plan shall be at the sole discretion of the Chief Executive Officer.